Exhibit 16

Management’s Annual Report on Internal Control Over Financial Reporting

The management of CSR plc is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) of the Securities Exchange Act of 1934 for CSR plc. Under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based principally on the framework and criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission as at 31 December 2010 (the end of the current fiscal year). Based on that evaluation, our management has concluded that our internal control over financial reporting was effective as at 31 December 2010 at providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Deloitte LLP, an independent registered public accounting firm, has audited the consolidated financial statements included in this annual report on Form 20-F and, as part of the audit, has issued a report, included herein, on the effectiveness of our internal control over financial reporting.

Date: 15 March 2011

/s/ Joep van Beurden

Name:	Joep van Beurden
Title:	Chief Executive Officer

/s/ Will Gardiner

Name:	Will Gardiner
Title:	Chief Financial Officer

CSR plc Annual Report and Financial Statements 2010